                                                      REGISTRATION NO. 33-61957

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                      THE BANK OF NEW YORK COMPANY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEW YORK                          6711                 13-2614959
  (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

                                                                          PHEBE C. MILLER, SECRETARY
                   48 WALL STREET                                               ONE WALL STREET
                NEW YORK, NEW YORK 10286                                    NEW YORK, NEW YORK 10286
                      (212) 495-1784                                              (212) 635-1643
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING  (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
   AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)            INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

                    PAUL A. IMMERMAN                                                GEORGE J. FORSYTH
                  THE BANK OF NEW YORK                                        MILBANK, TWEED, HADLEY & MCCLOY
                    ONE WALL STREET                                              1 CHASE MANHATTAN PLAZA
                 NEW YORK, NEW YORK 10286                                        NEW YORK, NEW YORK 10005

                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement as determined in light of market conditions.
                                --------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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                        CALCULATION OF REGISTRATION FEE
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
                                               PROPOSED       PROPOSED
                                               MAXIMUM        MAXIMUM
 TITLE OF EACH CLASS OF                       AGGREGATE      AGGREGATE     AMOUNT OF
    SECURITIES TO BE        AMOUNT TO BE    OFFERING PRICE    OFFERING    REGISTRATION
       REGISTERED            REGISTERED      PER UNIT(1)      PRICE(1)        FEE
--------------------------------------------------------------------------------------
Debt Securities........
-----------------------
Preferred Stock, no par
 value.................   $1,050,000,000(2)      100%      $1,050,000,000   $362,069
-----------------------
Class A Preferred Stock,
 par value $2.00 per
 share.................
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Depositary Shares(3)...                                         (4)
--------------------------------------------------------------------------------------
Common Stock, par value
 $7.50 per share(5)(6).                                         (4)

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(1)Estimated solely for purposes of determining the registration fee.
(2) In no event will the aggregate initial offering price of Debt Securities, Preferred Stock, no par value, and Class A Preferred Stock offered and sold under this Registration Statement exceed $1,050,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units. If any Debt Securities are issued at an original issue discount, then plus such greater principal amount as shall result in an aggregate initial offering price of $1,050,000,000.
(3) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock or Class A Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock or Class A Preferred Stock will be issued to the Depositary under the Deposit Agreement.

(4) No separate consideration will be received for the Depositary Shares, the Common Stock issuable upon conversion of or in exchange for Preferred Stock or Class A Preferred Stock.
(5) Such indeterminate number of shares of Common Stock as may be issued upon conversion of or exchange for any Preferred Stock or Class A Preferred Stock that is convertible into or exchangeable for Common Stock.
(6) Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.

  Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included herein also relates to a total of $310,000,000 of Securities currently registered under Registration Statement No. 33-50333.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED           , 1995
PROSPECTUS

                       THE BANK OF NEW YORK COMPANY, INC.

                                DEBT SECURITIES

                                PREFERRED STOCK

  The Bank of New York Company, Inc. (the "Company") intends to issue from time to time in one or more series its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities," and collectively with the Senior Debt Securities, the "Debt Securities"), shares of Preferred Stock, no par value (the "No Par Preferred Stock"), and shares of Class A Preferred Stock, par value $2.00 per share (the "Class A Preferred Stock" and, together with the No Par Preferred Stock, being collectively referred to as the "Preferred Stock"). The Preferred Stock may be issued in the form of depositary shares evidenced by depositary receipts (the "Depositary Shares"). The Debt Securities and Preferred Stock will have an aggregate initial offering price not to exceed $1,360,000,000 or the equivalent thereof in one or more foreign currencies, including composite currencies such as the European Currency Unit ("ECU"). The Debt Securities, Preferred Stock and Depositary Shares offered hereby (collectively, with any Common Stock, par value $7.50 per share (the "Common Stock") issuable upon conversion of or in exchange for Preferred Stock, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The Senior Debt Securities when issued will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities when issued will be subordinated as described herein under "Description of Debt Securities--Subordination of Subordinated Debt Securities."

  The specific terms of the Securities in respect of which this Prospectus is being delivered, such as, where applicable (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, premium, if any, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, if any, terms for sinking or purchase fund payments, if any, currency or currencies of denomination and payment, if other than U.S. dollars, the securities exchanges, if any, on which the Debt Securities are to be listed and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, as well as the initial public offering price, and the principal amounts, if any, to be purchased by underwriters and (ii) in the case of No Par Preferred Stock or Class A Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, any dividend, liquidation, redemption, voting and other rights, the terms for conversion into Common Stock or other preferred stock or for exchange for Common Stock or other Debt Securities, the securities exchanges, if any, on which such Preferred Stock is to be listed, the initial public offering price, and the number of shares, if any, to be purchased by the underwriters, will be as set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement. All or a portion of the Debt Securities may be issued in permanent global form.

  The Securities may be sold to underwriters for public offering pursuant to terms of offering fixed at the time of sale. In addition, the Securities may be sold by the Company directly or through dealers or agents designated from time to time, which agents may be affiliates of the Company. The Prospectus Supplement will also set forth with respect to the sale of the Securities in respect of which this Prospectus is being delivered the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of such underwriters and the net proceeds to the Company. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act").

                                  -----------
  THE SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE COMPANY AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURI-TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CON-
   TRARY IS A CRIMINAL OFFENSE.

                                  -----------
                   THE DATE OF THIS PROSPECTUS IS     , 1995.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

  As permitted by the rules and regulations of the Securities and Exchange Commission (the "SEC"), this Prospectus omits certain information contained in the Registration Statement of which this Prospectus is a part. For such information, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference therein, reference is made to such contract, agreement or other document for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the SEC. The Registration Statement and such reports, proxy and information statements and other information may be inspected and copied at prescribed rates at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th floor, New York, New York 10048. Such reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange securities of the Company are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference into the Prospectus the following documents:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

    (2) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, and June 30, 1995; and

    (3) The Company's Current Reports on Form 8-K filed January 17, 1995, March 27, 1995, April 17, 1995, July 13, 1995, August 8, 1995 and October 16, 1995.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities hereunder are hereby incorporated by reference in this Prospectus and shall be deemed a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of all or any of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to The Bank of New York Company, Inc., 48 Wall Street, New York, New York 10286, Attention: Jacqueline R. McSwiggan, Assistant Secretary, telephone number (212) 495-1727.

                                  THE COMPANY

  The Company is a bank holding company subject to the regulation and supervision of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended ("BHC Act"). The Company is also subject to regulation by the New York State Banking Department. Its principal wholly-owned banking subsidiaries are The Bank of New York (the "Bank"), The Bank of New York (Delaware) and The Bank of New York (NJ) ("BNYNJ"). The Company provides a complete range of banking and other financial services to corporations and individuals worldwide through its core businesses: Corporate Banking, Retail Banking, Credit Cards, Securities and Other Processing, Trust, Investment Management and Private Banking and Financial Market Services. At September 30, 1995, the Company had consolidated total assets of approximately $51.4 billion, consolidated total deposits of approximately $34.0 billion and consolidated shareholders' equity of approximately $5.1 billion. On the basis of consolidated total assets at June 30, 1995, the Company was the fifteenth largest bank holding company in the United States.

  The Bank, which was founded in 1784, was New York's first bank and is the oldest in the country still operating under its original name. The Bank is a state-chartered New York banking corporation and a member of the Federal Reserve System. The Bank conducts a national and international wholesale banking business and a retail banking business in the metropolitan New York City area, and provides a comprehensive range of corporate and personal trust, securities processing and investment services.

  The Bank of New York (Delaware) is a Delaware chartered, FDIC insured non-member bank. As of March 31, 1995, it was the thirteenth largest issuer of bank credit cards in the United States. It also provides selected banking services to corporations, primarily in the mid-Atlantic states.

  BNYNJ is a New Jersey state-chartered bank and a member of the Federal Reserve System. It conducts a full service commercial banking business in New Jersey focusing on consumers and small to mid-sized businesses with annual sales of $1 million to $25 million.

  The Company has its principal executive offices at 48 Wall Street, New York, New York 10286, telephone number (212) 495-1784.

                              RECENT DEVELOPMENTS

  The Company has agreed to acquire the corporate trust business of NationsBank Corp. (the "Transaction"). The Transaction is expected to be completed by year end 1995. As a consequence, the Company intends to replace NationsBank of Georgia, National Association as trustee under the Subordinated Indenture dated as of October 1, 1993, prior to the closing of the Transaction.

                       CERTAIN REGULATORY CONSIDERATIONS

  The Company's principal assets and sources of income are its investments in its bank subsidiaries, and it is a legal entity separate and distinct from its banks and other subsidiaries. There are various legal limitations on the extent to which these banks and other subsidiaries can finance or otherwise supply funds to the Company and certain of its affiliates.

DIVIDENDS

  The Bank is subject to dividend limitations under the Federal Reserve Act and the New York Banking Law. BNYNJ is subject to dividend limitations under the Federal Reserve Act and applicable New Jersey banking law. Under these statutes, prior regulatory approval is required for dividends in any year that would exceed the net profits of the bank declaring the dividend for such year combined with retained net profits for the prior two years. Also, both banks are prohibited from paying a dividend in an amount greater than "undivided profits then on hand" less "bad debts" (generally loans six months or more past due).

  Under the first of these two standards, in 1995 the Bank could declare dividends of approximately $513 million plus net profits earned in 1995 and BNYNJ could declare dividends of approximately $117 million plus net profits earned in 1995. As of September 30, 1995, neither bank was restrained from paying dividends under the second of the two standards discussed above.

  In addition to these statutory tests, each bank's primary federal regulator (the Federal Reserve Board), could prohibit a dividend if it determined that the payment would constitute an unsafe or unsound banking practice. The Federal Reserve Board has indicated that, generally, dividends should be paid by banks only to the extent of earnings from continuing operations.

  The dividend policy of The Bank of New York (Delaware) is to declare dividends that, at a minimum, allow it to meet capital guidelines established by the Federal Deposit Insurance Corporation ("FDIC").

  Consistent with its policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. In the first nine months of 1995, the Company's net income available to common stockholders was $665 million and it declared common stock dividends totaling $189 million.

CAPITAL ADEQUACY

  The Federal bank regulators have adopted risk-based capital guidelines for bank holding companies and banks. The minimum ratio of qualifying total capital ("Total Capital") to risk-weighted assets (including certain off-balance sheet items) is 8%. At least half of the Total Capital is to be comprised of common stock, retained earnings, noncumulative perpetual preferred stock, minority interests, and for bank holding companies, a limited amount of qualifying cumulative perpetual preferred stock, less certain intangibles including goodwill ("Tier 1 capital"). The remainder may consist of other preferred stock, certain other instruments, and limited amounts of subordinated debt and the loan and lease loss allowance.

  In addition, the Federal Reserve Board has established minimum Leverage Ratio (Tier 1 capital to average total assets) guidelines for bank holding companies and banks and the FDIC has established substantially identical minimum leverage requirements for state chartered, FDIC-insured, non-member banks. The Federal Reserve Board's guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies and banks that meet certain specified criteria, including having the highest regulatory rating. All other banking organizations will be required to maintain a Leverage Ratio of at least 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "Tangible Tier 1 Leverage Ratio" in evaluating proposals for expansion or new activities. The Tangible Tier 1 Leverage Ratio is the ratio of Tier 1 capital, less intangibles not deducted from Tier 1 capital, to average total assets. As of September 30, 1995 the Federal Reserve Board has not advised the Company of any specific minimum Leverage Ratio applicable to it.

  Federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations. The Federal Reserve Board has recently added an interest rate risk component to risk-based capital requirements.

  Certain consolidated ratios of the Company are included in the Company's Current Report on Form 8-K for the report date October 16, 1995.

FDICIA

  In addition to the effects of the provisions described above, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act ("FDIA") and made revisions to several other federal banking statutes.

  Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation. Under applicable regulations, an FDIC-insured bank is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is generally considered to be adequately capitalized if it is not defined to be well capitalized but meets all of its minimum capital requirements, i.e., if it has a Total Capital Ratio of 8% or greater, a Tier 1 Capital Ratio of 4% or greater and a Leverage Ratio of 4% or greater. A bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it maintains a level of tangible equity capital equal to or less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for an undercapitalized depository institution's capital restoration plan to be acceptable, its holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it became undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. In the event of the parent holding company's bankruptcy, such guarantee would take priority over the parent's general unsecured creditors. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

  At September 30, 1995, the Bank, The Bank of New York (Delaware) and BNYNJ were well capitalized. At September 30, 1995, the Bank had estimated leverage, risk-based total capital and risk-based Tier 1 capital ratios of 7.86%, 11.86% and 8.04%, respectively. The Bank of New York (Delaware) had estimated leverage, risk-based total capital and risk-based Tier 1 capital ratios of 8.51%, 12.22% and 8.33%, respectively. BNYNJ had estimated leverage, risk-based total capital and risk-based Tier 1 capital ratios of 9.93%, 20.69% and 19.43%, respectively.

FDIA

  Under the FDIA, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled, FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

RECENT BANKING LEGISLATION

  The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA") will permit bank holding companies, with Federal Reserve Board approval, to acquire banks located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law, beginning September 29, 1995. In addition, commencing June 1, 1997, national banks and state banks with different home states will be permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating bank passes legislation between the date of enactment of IBBEA and May 31, 1997 expressly prohibiting interstate mergers. IBBEA further provides that states may enact laws permitting interstate bank merger transactions prior to June 1, 1997. A bank may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through de novo branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the state which has opted out, whether through an acquisition or de novo.

OTHER

  The Federal Reserve Act limits amounts of, and requires collateral on, extensions of credit by the Company's insured bank subsidiaries to the Company and, with certain exceptions, its nonbank affiliates; also, there are restrictions on the amounts of investment by such banks in stock and other securities of the Company and such affiliates, and restrictions on the acceptance of their securities as collateral for loans by such banks. Extensions of credit by insured bank subsidiaries to each of the Company and such affiliates are limited to 10% of such bank subsidiary's capital and surplus, and in the aggregate for the Company and all such affiliates to 20%.

PROPOSED LEGISLATION

  Various bills have been introduced into the United States Congress that would repeal, in some respects, the provisions of the Glass-Steagall Act prohibiting certain banking organizations from engaging in certain securities activities and the provisions of the BHC Act, prohibiting affiliations between banking organizations and nonbanking organizations. The Company cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon its financial condition or results of operations.

  Other proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such changes and the impact such changes might have on the Company and its subsidiaries, however, cannot be determined at this time.

                                USE OF PROCEEDS

  Except as may be set forth in the Prospectus Supplement, the Company will use the net proceeds from the sale of the Securities offered hereby for general corporate purposes, including investments in, or extensions of credit to, the Bank and, to a lesser extent, other existing or future subsidiaries. Pending such use, the net proceeds may be temporarily invested in short-term obligations. The precise amounts and timing of the application of proceeds used for general corporate purposes will depend upon funding requirements of the Company and its subsidiaries and the availability of other funds. The Company expects, on a recurring basis, to engage in additional financing of a character and amount to be determined as the need arises.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

  For the last five years and the nine-month period ended September 30, 1995, the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements of the Company, computed as set forth below, were as follows:

                                        NINE
                                       MONTHS
                                        ENDED     YEAR ENDED DECEMBER 31,
                                    SEPTEMBER 30, ----------------------------
                                        1995      1994  1993  1992  1991  1990
                                        ----      ----  ----  ----  ----  ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits..      3.54x     3.75x 3.61x 2.70x 1.55x 1.53x
  Including Interest on Deposits..      1.79      1.94  1.85  1.44  1.10  1.13
Earnings to Combined Fixed Charges
 and Preferred Stock Dividend
 Requirements:
  Excluding Interest on Deposits..      3.44x     3.58x 3.23x 2.36x 1.37x 1.44x
  Including Interest on Deposits..      1.77      1.91  1.78  1.38  1.07  1.11

  For purposes of computing both the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income (loss) before extraordinary items plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions. The particular terms of the Debt Securities offered by any Prospectus Supplement will be described therein. The Senior Debt Securities are to be issued under an Indenture, dated as of July 18, 1991 (the "Senior Indenture"), between the Company and Bankers Trust Company, as Trustee (the "Senior Trustee"). The Subordinated Debt Securities are to be issued under an Indenture, dated as of October 1, 1993, (the "Subordinated Indenture"), between the Company and NationsBank of Georgia, National Association, as Trustee (the "Subordinated Trustee"). The Senior Indenture is incorporated as an exhibit to the Registration Statement of which this Prospectus is a part by reference to the Company's Registration Statement on Form S-3 (No. 33-51984) and the Subordinated Indenture is incorporated as an exhibit to the Registration Statement of which this Prospectus is a part by reference to the Company's Registration Statement on Form S-3 (No. 33-50333). The two Indentures are sometimes referred to collectively as the "Indentures," and the two Trustees are sometimes referred to collectively as the "Trustees." The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular sections, articles or defined terms of the Indentures are referred to, it is intended that such sections, articles or defined terms shall be incorporated herein by reference. Section and article references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Applicable Indenture.

GENERAL

  The Indentures do not limit the aggregate principal amount of the Debt Securities or of any particular series of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued from time to time in series. The Senior Debt Securities will be unsecured and unsubordinated obligations of the Company. The Subordinated Debt Securities will be unsecured subordinated obligations of the Company.

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for a description of the following terms or additional provisions of the Debt Securities: (1) the title of the Debt Securities; (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) any limit on the aggregate principal amount of the Debt Securities; (4) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the Person to whom any interest on a Debt Security of such series will be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (6) the date or dates on which the principal of the Debt Securities will be payable; (7) the rate or rates (or the formula pursuant to which such rate or rates shall be determined) per annum at which the Debt Securities will bear interest, if any; (8) the date or dates from which any such interest will accrue and the dates on which such payment of any such interest will be payable and the record dates for such interest payment dates; (9) the place or places where the principal of (and premium, if any) and interest on the Debt Securities of a series shall be payable; (10) the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Debt Securities may be redeemed in whole or in part, at the option of the Company; (11) the obligation, if any, of the Company to redeem, repay, or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (12) the denominations in which such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (13) the currency or currencies in which payment of principal and premium, if any, and interest on the Debt Securities will be payable, if other than United States dollars; (14) if the principal of (and premium, if any) or interest, if any, on such Debt Securities is to be payable, at the election of the Company or a Holder thereof, in a currency or currencies other than that in which such Debt Securities are stated to be payable, the currency or currencies in which payment of the principal of (and premium, if any) or interest, if any, on such Debt

Securities as to which such election is made will be payable, and the period or periods within which, and the terms and conditions upon which, such election may be made; (15) the index, if any, with reference to which the amount of any payment of principal of (and premium, if any) or interest on the Debt Securities will be determined; (16) the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof, if other than the principal amount thereof; (17) any additional Events of Default or, in the case of Subordinated Debt Securities, Default, solely with respect to the Debt Securities; (18) whether the provisions of the Applicable Indenture described under "Defeasance and Covenant Defeasance" will be applicable to such Debt Securities; (19) whether any of the Debt Securities are to be issuable in permanent global form; (20) any additional restrictive covenants included solely for the benefit of the Debt Securities; (21) if the Debt Securities are Subordinated Debt Securities, whether the provisions in the Subordinated Indenture described under "Subordination of Subordinated Debt Securities" or other subordination provisions will be applicable to such Subordinated Debt Securities; and (22) any additional terms of the Debt Securities not inconsistent with the provisions of the Applicable Indenture. (Sections 301 and 901). With respect to Debt Securities sold through underwriters or agents, the maturities and interest rates of such Debt Securities may be fixed by the Company from time to time, in which case such maturities and rates will not be set forth in the Prospectus Supplement relating thereto.

  Unless otherwise provided in the Prospectus Supplement relating thereto, principal of (and premium, if any) and interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the office or agency of the Bank in the Borough of Manhattan, The City of New York, except that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears in the Security Register. (Sections 202, 305 and 1002).

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in registered form without coupons and in denominations of $1,000 and integral multiples thereof. (Section 302). No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section
305). The Indentures also provide that the Debt Securities of any series, if so specified with respect to a particular series, may be issued in permanent global form. See "Permanent Global Debt Securities."

  Debt Securities may be issued as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Debt Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default. (Section 101).

  If the Debt Securities are denominated in whole or in part in any currency other than United States dollars, if the principal of (and premium, if any) or interest, if any, on the Debt Securities are to be payable at the election of the Company or a Holder thereof, in a currency or currencies other than that in which such Debt Securities are to be payable, or if any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of the Debt Securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

  Because the Company is a holding company, its rights and the rights of its creditors, including the Holders of the Debt Securities, to participate in the assets of any Subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the Subsidiary's creditors (including, in the case of the Bank, The Bank of New York (Delaware) and BNYNJ, their depositors), except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary. See also "The Company" and "Certain Regulatory Considerations."

  The Indentures do not contain any provisions that would provide protection to Holders of the Debt Securities against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  The payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated Indenture). In certain events of insolvency, the payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined in the Subordinated Indenture). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or interest on the Subordinated Debt Securities. If upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities (as defined in the Subordinated Indenture, "Excess Proceeds") and if, at such time, any Entitled Persons in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the maturity of any Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or interest on the Subordinated Debt Securities. No payments on account of principal of or interest on the Subordinated Debt Securities or on account of the purchase or acquisition of Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or if any judicial proceeding shall be pending with respect to any such default. (Article Thirteen of the Subordinated Indenture).

  By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness or of the Subordinated Debt Securities may recover less, ratably, than Holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Subordinated Debt Securities. By reason of the obligation of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations, in the event of insolvency, holders of Existing Subordinated Indebtedness (as defined in the Subordinated Indenture) may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the Holders of Subordinated Debt Securities.

  Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Senior Indebtedness is defined in the Subordinated Indenture as (a) the principal of (and premium, if any), and interest on all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except (i) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Subordinated Debt Securities and (ii) such indebtedness as is by its terms expressly stated to rank pari passu with the Subordinated Debt Securities and (b) any deferrals, renewals or extensions of any such Senior Indebtedness; provided, however, that Senior Indebtedness shall not include Existing Subordinated Indebtedness. (Section 101 of the Subordinated Indenture). The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets. (Section 101 of the Subordinated Indenture).

  Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Existing Subordinated Indebtedness means the Company's $163,000,000 7 1/2% Convertible Subordinated Debentures due 2001, $350,000,000 7 5/8% Subordinated Notes due 2002, $250,000,000 7 7/8% Subordinated Notes due 2002, $300,000,000 6 5/8%
Subordinated Notes due 2003, $250,000,000 6 1/2% Subordinated Notes due 2003, $300,000,000 8 1/2% Subordinated Notes due 2004, $20,000,000 7% Subordinated
Retail Medium-Term Notes due 2005, $30,000,000 7.5% Subordinated Retail Medium-Term Notes due 2010, $50,000,000 7.54% Subordinated Retail Medium-Term Notes due 2010, $15,000,000 7.5% Subordinated Retail Medium-Term Notes due 2010 and $25,000,000 7.56% Subordinated Retail Medium-Term Notes due 2007 (Section 101 of the Subordinated Indenture).

  Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, Other Financial Obligations means all obligations of the Company to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and (iii) in the case of both (i) and
(ii) above, similar financial instruments, other than (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities. Unless otherwise specified in the Prospectus Supplement relating to the particular series of Subordinated Debt offered thereby, Entitled Persons means any person who is entitled to payment pursuant to the terms of Other Financial Obligations. (Section 101 of the Subordinated Indenture).

  Indebtedness of the Company senior to the Subordinated Debt Securities, at September 30, 1995, totalled approximately $698,451,000.

  The Company's obligations under the Subordinated Debt Securities shall rank pari passu in right of payment with each other and with the Existing Subordinated Indebtedness, subject to the obligations of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture.

  The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company, including obligations of the Company in respect of Other Financial Obligations. The Senior Debt Securities, when issued, will constitute Senior Indebtedness.

  The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

PERMANENT GLOBAL DEBT SECURITIES

  If any Debt Securities of a series are to be issued in permanent global form, the Prospectus Supplement relating thereto will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a permanent global Debt Security will be payable in the manner described in the Prospectus Supplement relating thereto. (Section 204).

DEFEASANCE AND COVENANT DEFEASANCE

  The Indentures provide, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Applicable Indenture (which will be indicated in the Prospectus Supplement applicable thereto), that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities then outstanding (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" and except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities then outstanding under Section 1005 and Section 1006 of the Senior Indenture and only Section 1005 of the Subordinated Indenture (and any other sections applicable to such Debt Securities that are determined pursuant to Section 301 to be subject to covenant defeasance), the occurrence of an event of default specified in, in the case of Senior Debt Securities, Section 501(4) of the Senior Indenture, and in the case of Subordinated Debt Securities, Section 503(C) of the Subordinated Indenture (with respect to Section 1005 and Section 1006 of the Senior Indenture and Section 1005 of the Subordinated Indenture or any other section applicable to such Debt Securities that are determined pursuant to Section 301 to be subject to covenant defeasance), or, in the case of Senior Debt Securities, Section 501(5) of the Senior Indenture, and in the case of Subordinated Debt Securities, Section 503(D) of the Subordinated Indenture, (Section 1005 of the Indentures containing the covenant to pay taxes and other claims, Section 1006 of the Senior Indenture containing the restrictions described under "Limitation on Disposition of Stock of the Bank" and Sections 501(4) and 501(5) of the Senior Indenture and Sections 503(C) and 503(D) of the Subordinated Indenture containing the provisions described under "Defaults" relating to covenant defaults and cross-defaults, respectively) and, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" ("covenant defeasance"), upon the deposit with the Senior Trustee or Subordinated Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) and interest on such Debt Securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, the Company must deliver to the Senior Trustee or Subordinated Trustee an Opinion of Counsel (as specified in the Applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service issued to the Company or published as a revenue ruling or upon a change in applicable Federal income tax law, in any such case after the date of the Applicable Indenture.

  Under current Federal income tax law, defeasance would likely be treated as a taxable exchange of such Debt Securities for interests in the defeasance trust. As a consequence a Holder would recognize gain or loss equal to the difference between the Holder's cost or other tax basis for such Debt Securities and the value of the Holder's proportionate interest in the defeasance trust, and thereafter would be required to include in income a proportionate share of the income, gain and loss of the defeasance trust. Under current Federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Debt Securities. Purchasers of such Debt Securities should consult their own advisors with respect to the tax consequences to them of such defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

  The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors. (Article 13 and Article 14 of the Senior Indenture and the Subordinated Indenture, respectively).

  The Prospectus Supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

LIMITATION ON DISPOSITION OF STOCK OF THE BANK OF NEW YORK

  The Senior Indenture contains a covenant by the Company that, so long as any of the Senior Debt Securities issued pursuant to it are Outstanding, but subject to the rights of the Company in connection with its consolidation with or merger into another Person or a sale of the Company's assets, neither the Company nor any Intermediate Subsidiary will sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Bank (except to the Company or an Intermediate Subsidiary), nor will the Company or any Intermediate Subsidiary permit the Bank to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Bank, unless (a) any such sale, assignment, transfer, grant of a security interest or other disposition is made for fair market value, as determined by the Board of Directors of the Company or any Intermediate Subsidiary, and (b) the Company and any one or more Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding Voting Stock of the Bank (or any successor to the Bank) free and clear of any security interest after giving effect to such transaction. The foregoing, however, shall not preclude the Bank from being consolidated with or merged into another domestic banking corporation, if after such merger or consolidation the Company, any successor thereto in a permissible merger, or any one or more Intermediate Subsidiaries own at least 80% of the Voting Stock of the resulting bank and immediately after giving effect thereto no Event of Default and no event which would become an Event of Default shall have occurred and be continuing. "Intermediate Subsidiary" is defined in the Senior Indenture as a Subsidiary (i) that is organized under the laws of any domestic jurisdiction and (ii) of which all the shares of each class of capital stock issued and outstanding, and all securities convertible into, and options, warrants and rights to subscribe for or purchase shares of, such capital stock, are owned directly by the Company, free and clear of any security interest. The Company will further covenant that it will not permit any Intermediate Subsidiary that owns any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Bank to cease to be an Intermediate Subsidiary. (Section 1006 of the Senior Indenture).

DEFAULTS

  The Senior Indenture

  The Senior Indenture defines an Event of Default with respect to any series of Senior Debt Securities as any one of the following events: (a) default for 30 days in payment of interest on any Senior Debt Security of that series; (b) default in payment of principal of (or premium, if any), on any Senior Debt Security of that series at Maturity; (c) default in the deposit of any sinking fund payment, when and as due by the terms of a Senior Debt Security of that series; (d) failure by the Company for 60 days after due notice in performance or the breach of any covenant or warranty in the Senior Indenture or any Senior Debt Security of a particular series (other than a covenant or warranty included in the Senior Indenture solely for the benefit of a series of Senior Debt Securities other than that series); (e) (i) failure by the Company or the Bank to pay indebtedness for money borrowed (including Debt Securities of other series) in an aggregate principal amount exceeding $25,000,000 at the later of final maturity or upon the expiration of any applicable period of grace with respect to such principal amount; or (ii) acceleration of the maturity of any indebtedness of the Company or the Bank for borrowed money, in excess of $25,000,000, if such failure to pay or acceleration results from a default under the instrument giving rise to, or securing, such indebtedness and is not annulled within 30 days after due notice, unless such default is contested in good faith by appropriate proceedings; (f) certain events of bankruptcy, insolvency or reorganization of the Company or the Bank; and (g) any other Event of Default provided with respect to Senior Debt Securities of that series. (Section 501).

  If any Event of Default with respect to Senior Debt Securities of any series at the time Outstanding occurs and is continuing, either the Senior Trustee or the Holders of not less than 25% in principal amount of the Outstanding Senior Debt Securities of that series may declare the principal amount (or, if the Senior Debt Securities of that series are Original Issue Discount Senior Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all Senior Debt Securities of that series to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy), but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any), or interest on the Senior Debt Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series on behalf of the Holders of all Senior Debt Securities of that series. (Sections 502 and 513).

  The Subordinated Indenture

  The Subordinated Indenture defines an Event of Default with respect to any series of Subordinated Debt Securities as being certain events involving the bankruptcy, insolvency or reorganization of the Company. (Section 501). If any Event of Default with respect to Subordinated Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Subordinated Debt Securities of that series may declare the principal amount (or, if the Subordinated Debt Securities of that series are Original Issue Discount Subordinated Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Debt Securities of that series to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy), but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any), or interest on the Subordinated Debt Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of that series on behalf of the Holders of all Subordinated Debt Securities of that series. (Sections 502 and 513).

  The Subordinated Indenture does not provide for any right of acceleration of the payment of principal of a series of Subordinated Debt Securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Subordinated Debt Securities of the particular series or in the Subordinated Indenture. The Subordinated Indenture defines a Default with respect to Subordinated Debt Securities of any series as any one of the following events: (A) an Event of Default; (B) default for 30 days in payment of interest on any Subordinated Debt Security of that series; (C) default in payment of principal of (or premium, if any), on any Subordinated Debt Security of that series at Maturity; (D) default in the deposit of any sinking fund payment, when and as due by the terms of a Subordinated Debt Security of that series; (E) failure by the Company for 60 days after due notice in performance or the breach of any covenant or warranty in the Subordinated Indenture or any Subordinated Debt Security of a particular series (other than a covenant or warranty included in the Subordinated Indenture solely for the benefit of a series of Subordinated Debt Securities other than that series); (F)(i) failure by the Company or the Bank to pay indebtedness for money borrowed (including Subordinated Debt Securities of other series) in an aggregate principal amount exceeding $25,000,000 at the later of final maturity or upon the expiration of any applicable period of grace with respect to such principal amount; or (ii) acceleration of the maturity of any indebtedness of the Company or the Bank for borrowed money in excess of $25,000,000, if such failure to pay or acceleration results from a default under the instrument giving rise to, or securing, such indebtedness and is not annulled within 30 days after due notice, unless such default is contested in good faith by appropriate proceedings; and (G) any other Default with respect to Subordinated Debt Securities of that series. In case a Default shall occur and be continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by appropriate judicial proceedings as the Trustee deems most effectual. (Section 503).

  Senior and Subordinated Indentures

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Debt Securities for the particular provisions relating to acceleration of the

Maturity of a portion of the principal amount of such Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indentures provide that the Senior Trustee or Subordinated Trustee will, within 90 days after the occurrence of a default with respect to Debt Securities of any series at the time Outstanding with respect to which it is trustee, give to the Holders of the Outstanding Debt Securities of that series notice of such default known to it if uncured or not waived, provided that, except in the case of default in the payment of principal of (or premium, if any), or interest on any Debt Security of that series, or in the payment of any sinking fund instalment which is provided, such Trustee will be protected in withholding such notice if such Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Outstanding Debt Securities of such series; and, provided further, that such notice shall not be given until 60 days after the occurrence of a default with respect to Outstanding Debt Securities of any series in the performance or breach of a covenant in the Applicable Indenture other than for the payment of the principal of (or premium, if any), or interest on any Debt Security of such series or the deposit of any sinking fund payment with respect to the Debt Securities of such series. The term default with respect to any series of Outstanding Debt Securities for the purpose only of this provision means the happening of any of the Events of Default or, in the case of the Subordinated Indenture, Defaults, specified in the Applicable Indenture and relating to such series of Outstanding Debt Securities. (Section 602).

  The Indentures provide that, subject to the duty of the Trustees during default to act with the required standard of care, the Trustees will not be under an obligation to exercise any of their rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustees reasonable security or indemnity. (Sections 601 and 603). The Indentures provide that the Holders of a majority in principal amount of Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series, or exercising any trust or other power conferred on such Trustee, provided that such Trustee may decline to act if such direction is contrary to law or the Applicable Indenture and may take any other action deemed proper which is not inconsistent with such direction. (Section
512).

  The Indentures include a covenant that the Company will file annually with the Trustees a certificate of no default, or specifying any default that exists. (Section 1007 of the Senior Indenture and Section 1004 of the Subordinated Indenture).

MODIFICATION OF THE INDENTURES

  Modification and amendments of each of the Senior Indenture and the Subordinated Indenture may be made by the Company and the Trustee under the Applicable Indenture, only with the consent of the Holders of not less than a majority in principal amount of each series of Outstanding Debt Securities issued under such Indenture and affected thereby, by executing supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Applicable Indenture or modifying the rights of the Holders of Outstanding Debt Securities of such series (including the modification of the subordination provisions in a manner adverse to Holders in the case of the Subordinated Indenture), except that no such supplemental indenture may (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or the rate of interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) adversely affect any right of repayment at the option of the Holder of any Debt Security; (e) reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation; (f) change the place or currency of payment of principal of (or premium, if any) or interest on, any Debt Security; (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date); (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Applicable Indenture, for waiver of compliance with certain provisions of the Applicable Indenture or for waiver of certain covenant defaults; (i) modify the provisions of the Applicable Indenture relating to modification and amendment of the Applicable Indenture; or (j) in the case of the Subordinated Indenture, modify the subordination provisions adverse to the holders of Senior Indebtedness without such holders' consent. The Indentures provide, however, that each of the amendments and modifications listed in clauses (a) through (i) and, in the case of the Subordinated Indenture, (j) above may be made with the consent of the Holder of each Outstanding Security affected thereby. (Section 902 of the Indentures and Section 907 of the Subordinated Indenture).

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of the Holders of any of the Debt Securities under the Indentures, may consolidate with or merge into any other Person or convey, transfer or lease its assets substantially as an entirety to any Person, or, in the case of the Subordinated Indenture, permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as an entirety to the Company, provided that: (i) if applicable, the successor is a Person, organized under the laws of any domestic jurisdiction; (ii) the successor Person, if other than the Company, assumes the Company's obligations on the Debt Securities and under the Indentures; (iii) after giving effect to the transaction no Event of Default, or, in the case of the Subordinated Indenture, Default, and no event which, after notice or lapse of time, would become an Event of Default, or, in the case of the Subordinated Indenture, Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 801). Upon any consolidation or merger into any other Person or any conveyance, transfer or lease of the Company's assets substantially as an entirety to any Person, the successor Person shall succeed to, and be substituted for, the Company under the Indentures, and the Company, except in the case of a lease, shall be relieved of all obligations and covenants under the Indentures and the Debt Securities to the extent it was the predecessor Person.

OUTSTANDING DEBT SECURITIES

  The Indentures provide that, in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Applicable Indenture, (i) the portion of the principal amount of an Original Issue Discount Debt Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that would be due and payable as of the date of such determination upon the declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default, (ii) the portion of the principal amount of a Debt Security denominated in a foreign currency or currencies that shall be deemed to be Outstanding for such purpose shall be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Debt Security, the U.S. dollar equivalent on the date of original issuance of such Debt Security of the amount determined as provided in (i) above), and (iii) Debt Securities owned by the Company or any of its Affiliates shall not be deemed to be Outstanding. (Section 101).

CONCERNING THE TRUSTEES

  Bankers Trust Company and NationsBank of Georgia, National Association are the Trustees under the Senior Indenture and the Subordinated Indenture, respectively. NationsBank of Georgia, National Association is also trustee for the Company's 6 1/2% Subordinated Notes due December 2003, 8 1/2% Subordinated Notes due December 2004, 7% Subordinated Retail Medium-Term Notes due August 2005, 7.5% Subordinated Retail Medium-Term Notes due August 2010, 7.54% Subordinated Retail Medium-Term Notes due August 2010, 7.5% Subordinated Retail Medium-Term Notes due August 2010 and 7.56% Subordinated Retail Medium-Term Notes due 2007.

                         DESCRIPTION OF PREFERRED STOCK

  The following summary contains a description of certain general terms of the Company's Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the Company's Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation, as amended (the "Certificate"), and the Certificate of Amendment (the "Certificate of Amendment") relating to each particular series of Preferred Stock which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.

GENERAL

  Under the Company's Certificate, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, without par value, (the "No Par Preferred Stock") and 5,000,000 shares of Class A Preferred Stock, par value $2.00 per share (the "Class A Preferred Stock" and, together with the No Par Preferred Stock, being collectively referred to as the "Preferred Stock"). The No Par Preferred Stock and Class A Preferred Stock may be issued in one or more series, with such designations of titles; dividend rates; special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of the Company; any sinking fund provisions; any redemption or purchase account provisions; any conversion provisions; and any voting rights thereof, as shall be set forth as and when established by the Board of Directors of the Company. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

  The liquidation preference of any series of Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities.

RANK

  Any series of the No Par Preferred Stock or Class A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution rank (i) senior to all classes of common stock of the Company and with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to the No Par Preferred Stock or Class A Preferred Stock, as the case may be (collectively referred to as the "Junior Securities"); (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with the No Par Preferred Stock or Class A Preferred Stock, as the case may be, including the Company's 8.60% Cumulative Preferred Stock and 7.75% Cumulative Convertible Preferred Stock (collectively referred to as the "Parity Securities"); and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to the No Par Preferred Stock or Class A Preferred Stock, as the case may be (collectively referred to as the "Senior Securities"). All shares of No Par Preferred Stock and Class A Preferred Stock will, regardless of series, be of equal rank. As used in any Certificate of Amendment for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

  Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to holders of record of Preferred Stock as they appear on the books of the Company (or, if applicable, the records of the Depositary referred to below under "Description of Depositary Shares") on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative. The Company's ability to pay dividends on its Preferred Stock and Common Stock is subject to policies established by the Federal Reserve Board. See "Certain Regulatory Considerations--Dividends."

  No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities unless dividends shall have been paid or set apart for such payment on the No Par Preferred Stock and Class A Preferred Stock. If full dividends are not so paid, the No Par Preferred Stock and Class A Preferred Stock shall share dividends pro rata with the Parity Securities.

CONVERSION

  The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock or Common Stock.

  For any series of Preferred Stock which is convertible, the Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued No Par Preferred Stock or Class A Preferred Stock, as the case may be, or Common Stock or shares held in its treasury or both, for the purpose of effecting the conversion of the shares of such series of Preferred Stock, the full number of shares of No Par Preferred Stock, Class A Preferred Stock or Common Stock, as the case may be, then deliverable upon the conversion of all outstanding shares of such series.

  No fractional shares or scrip representing fractional shares of Preferred Stock or Common Stock will be issued upon the conversion of shares of any series of convertible Preferred Stock. Each holder to whom fractional shares would otherwise be issued will instead be entitled to receive, at the Company's election, either (a) a cash payment equal to the current market price of such holder's fractional interest or (b) a cash payment equal to such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale promptly by an agent, on behalf of such holders, of shares of Preferred Stock or Common Stock representing the aggregate of such fractional shares.

  The holders of any series of shares of Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date occurring between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date but instead will receive accrued and unpaid dividends to such redemption date) on the corresponding dividend payment date notwithstanding the conversion thereof or the Company's default in payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of No Par Preferred Stock, Class A Preferred Stock or Common Stock issued upon conversion.

EXCHANGEABILITY

  The holders of shares of Preferred Stock of any series may be obligated at any time or at maturity to exchange such shares for Common Stock or debt securities of the Company. The terms of any such exchange and any such debt securities will be described in the Prospectus Supplement relating to such series of Preferred Stock.

REDEMPTION

  A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Company or the holder thereof upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

  In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Company or by any other method determined to be equitable by the Board of Directors.

  On and after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

  Under current regulations, bank holding companies, except in certain narrowly defined circumstances, may not exercise any option to redeem shares of preferred stock included as Tier 1 capital without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless (1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock or (2) the Federal Reserve Board determines that the bank holding company's condition and circumstances warrant the reduction of a source of permanent capital.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of Preferred Stock that ranks senior to the Junior Securities will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution is made on any Junior Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other Parity Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Securities will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

VOTING RIGHTS

  Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock or except as expressly required by applicable law, the holders of shares of Preferred Stock will have no voting rights.

  Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of Preferred Stock of the Company become entitled to vote for the election of directors, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the BHC Act. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

PREFERRED STOCK OUTSTANDING

  As of the date hereof, the Company has issued and outstanding 184,000 shares of No Par Preferred Stock and 50,304 shares of Class A Preferred Stock with an aggregate liquidation preference of $116.3 million. The 8.60% Cumulative Preferred Stock (184,000 shares) is the only series of Preferred Stock outstanding. The 7.75% Cumulative Convertible Preferred Stock (50,304 shares) is the only series of Class A Preferred Stock outstanding. The shares of outstanding No Par Preferred Stock and Class A Preferred Stock are fully paid and non-assessable. The Company has also authorized a series of No Par Preferred Stock in connection with its preferred stock purchase rights plan. See "Description of Preferred Stock Purchase Rights."

  Holders of shares of 8.60% Cumulative Preferred Stock and 7.75% Cumulative Convertible Preferred Stock are entitled to cumulative dividends, when declared by the Company's Board of Directors.

  In the event of any voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of the Company, the holder of a share of outstanding Preferred Stock will be entitled to receive prior to any payment upon the Company's Common Stock, cash in the amount of $625 in the case of the 8.60% Cumulative Preferred Stock and $25 in the case of the 7.75% Cumulative Convertible Preferred Stock.

  Holders of 8.60% Cumulative Preferred Stock and 7.75% Cumulative Convertible Preferred Stock have no general voting rights but have the right to vote in certain events. Under the terms of the 8.60% Cumulative Preferred Stock, if at the time of any annual meeting of shareholders for the election of directors a default in preference dividends on any series of No Par Preferred Stock exists, the number of directors constituting the Company's Board of Directors shall be increased by two, and the holders of No Par Preferred Stock of all series shall have the right at such meeting, voting together as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships. When an amount equal to at least six quarterly dividends payable on the 7.75% Cumulative Convertible Preferred Stock is in arrears, the number of directors of the Company will be increased by two and the holders of 7.75% Cumulative Convertible Preferred Stock, voting separately as a class with the holders of any one or more other series of Preferred Stock of the Company ranking on a parity with the 7.75% Cumulative Convertible Preferred Stock either as to payment of dividends or upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, will be entitled at the next annual meeting of shareholders of the Company and each subsequent annual meeting of shareholders to elect two directors to fill such vacancies. In each case, such right shall continue until there are no dividends in arrears upon the Company's No Par Preferred Stock or Class A Preferred Stock.

  The holders of 8.60% Cumulative Preferred Stock do not have any conversion or exchange rights. The 8.60% Cumulative Preferred Stock will be subject to redemption at the option of the Company on or after December 1, 1997. The 7.75% Cumulative Convertible Preferred Stock will be redeemable at the option of the Company on or after July 1, 1996 and is convertible into the Company's Common Stock. The conversion rights of the 7.75% Cumulative Convertible Preferred Stock will terminate at the close of business on the tenth day preceding the date fixed for redemption of shares of such series.

  The Depositary Shares representing interests in the 8.60% Cumulative Preferred Stock are listed on the NYSE.

  The Bank of New York is the Transfer Agent, Registrar and Dividend Disbursement Agent for the Company's No Par Preferred Stock and Class A Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below), does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipt relating to the Preferred Stock, incorporated as exhibits to the Registration Statement of which this Prospectus is a part by reference to the Amendment No. 1 to the Company's Registration Statement on Form S-3 (No. 33-51984).

GENERAL

  The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

  The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

  The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. The forms of Deposit Agreement and Depositary Receipt are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

  Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company or any holder of deposited Preferred Stock, execute and deliver temporary Depositary Receipts which are substantially identical to, and entitle the holders thereof to all the rights pertaining to, the definitive Depositary Receipts. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto. If the Depositary determines that it is not feasible to make such distribution, it may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OR EXCHANGE OF STOCK

  If a series of Preferred Stock represented by Depositary Shares is to be redeemed or exchanged, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary, or exchanged for the Common Stock or debt securities to be issued in exchange for the Preferred Stock (as the case may be, in accordance with the terms of such series of Preferred Stock). The Depositary Shares will be redeemed or exchanged by the Depositary at a price per Depositary Share equal to the applicable fraction of the redemption price per share or market value of Common Stock or debt securities per Depositary Share paid in respect of the shares of Preferred Stock so redeemed or exchanged. Whenever the Company redeems or exchanges shares of Preferred Stock held by the Depositary, the Depositary will redeem or exchange as of the same date the number of Depositary Shares representing shares of Preferred Stock so redeemed or exchanged. If fewer than all the Depositary Shares are to be redeemed or exchanged, the Depositary Shares to be redeemed or exchanged will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Company.

WITHDRAWAL OF STOCK

  Any holder of Depositary Shares may, upon surrender of the Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), receive the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Receipts. Holders of Depositary Shares making such withdrawals will be entitled to receive whole shares of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such Preferred Stock under the Deposit Agreement or to receive Depositary Receipts therefor. If the Depositary Shares surrendered by the holder in connection with such withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

VOTING DEPOSITED PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of any series of deposited Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the relevant series of Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of such series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable actions which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

CONVERSION RIGHTS

  Any holder of Depositary Shares, upon surrender of the Depositary Receipts therefor and delivery of instructions to the Depositary, may cause the Company to convert any specified number of whole or fractional shares of Preferred Stock represented by the Depositary Shares into the number of whole shares of Common Stock or Preferred Stock (as the case may be, in accordance with the terms of such series of the Preferred Stock) of the Company obtained by dividing the aggregate liquidation preference of such Depositary Shares by the Conversion Price (as such term is defined in the Certificate of Amendment) then in effect, as such Conversion Price may be adjusted by the Company from time to time as provided in the Certificate of Amendment. In the event that a holder delivers Depositary Receipts to the Depositary for conversion which in the aggregate are convertible either into less than one whole share of such Common Stock or Preferred Stock or into any number of whole shares of such Common Stock or Preferred Stock plus an excess constituting less than one whole share of such Common Stock or Preferred Stock, the holder shall receive payment in lieu of such fractional share.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares representing Preferred Stock of any series will not be effective unless such amendment has been approved by the holders of at least 66 2/3% of the Depositary Shares then outstanding representing Preferred Stock of such series. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such Depositary Receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. The Deposit Agreement automatically terminates if
(i) all outstanding Depositary Shares have been redeemed; or (ii) each share of Preferred Stock has been converted into Common Stock or Preferred Stock or has been exchanged for Common Stock or debt securities; or (iii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

CHARGES OF DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay all charges of the Depositary in connection with the initial deposit of the relevant series of Preferred Stock and any redemption or exchange of such Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the deposited Preferred Stock.

  Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

                          DESCRIPTION OF COMMON STOCK

  The Company is authorized to issue 350,000,000 shares of Common Stock, par value $7.50 per share. As of September 30, 1995, 196,646,229 shares of Common Stock were outstanding. The Common Stock is listed on the New York Stock Exchange.

  The holders of the Common Stock of the Company are entitled to receive dividends, when, as and if declared by the Board of Directors out of any funds legally available therefor, and are entitled upon liquidation to receive pro rata the net assets of the Company after satisfaction in full of the prior rights of creditors of the Company and holders of any preferred stock. The principal source of funds for payment of dividends by the Company is dividends paid by its subsidiary banks. See "Certain Regulatory Considerations-- Dividends."

  The holders of the Common Stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote. The holders of the Common Stock do not have cumulative voting rights, any preferential or preemptive right with respect to any securities of the Company or any conversion rights. The Common Stock is not subject to redemption. The outstanding shares of Common Stock are fully paid and non-assessable.

  The Bank of New York is the Transfer Agent, Registrar and Dividend Disbursement Agent for the Common Stock of the Company.

  The New York Business Corporation Law restricts certain business combinations. The statute prohibits certain New York corporations from engaging in a merger or other business combination with a holder of 20% or more of the corporation's outstanding voting stock ("acquiring person") for a period of five years following acquisition of the stock unless the merger or other business combination, or the acquisition of the stock, is approved by the corporation's board of directors prior to the date of the stock acquisition. The statute also prohibits consummation of such a merger or other business combination at any time unless the transaction has been approved by the corporation's board of directors or by a majority of the outstanding voting stock not beneficially owned by the acquiring person or certain "fair price" conditions have been met. Under the provisions of the statute, the Company may amend its by-laws by a vote of the shareholders to elect not to be governed by this statute. As of the date of this Prospectus, the by-laws of the Company have not been so amended.

                 DESCRIPTION OF PREFERRED STOCK PURCHASE RIGHTS

  On December 10, 1985, the Company adopted a preferred stock purchase rights plan which was subsequently amended as of June 13, 1989, April 30, 1993 and March 8, 1994 (as amended, the "Plan"). Under the Plan a dividend was declared in the form of one right (a "Right" and, collectively, the "Rights") for each outstanding share of Common Stock. The dividend was declared with respect to both the shares then outstanding and shares issued thereafter but before the Separation Date (as defined below). Acquirors of any shares of Common Stock issued upon conversion of or exchange for any shares of Preferred Stock will receive one Right for each share of Common Stock unless the Separation Date has previously occurred. The certificates representing any such shares of Common Stock so issued will bear a legend to the effect that the certificates also evidence the Rights.

  Subject to adjustment upon the occurrence of certain events described below, each Right may be exercised by the holder thereof to purchase one/one-thousandth of a share of a new series of the Company's No Par Preferred Stock (the "Purchase Rights Preferred Stock") for $200 (the "Exercise Price"), 10 days after the earliest of: (i) the date of public announcement that a person or group (an "Acquiring Person") has acquired 20% or more of the Company's Common Stock, (ii) the date of approval under the BHC Act or the date of notice of nondisapproval under the Change in Bank Control Act for any person to acquire 25% or more of the outstanding shares of the Company's Common Stock and
(iii) the date of commencement of or first public announcement of the intent of any person to commence a tender or exchange offer to acquire 25% or more of the outstanding shares of the Company's Common Stock. The first date on which the right to purchase the Purchase Rights Preferred Stock could be exercised is referred to herein as the Separation Date.

  The Exercise Price, the number of Rights outstanding and the Redemption Price (as defined below) will be adjusted in the event (i) of a stock dividend on, or subdivision or combination of, the Common Stock or (ii) that the Company issues in a reclassification, merger or consolidation any shares of capital stock in respect of or in lieu of existing Common Stock.

  If there is a merger or other business combination between the Company and an Acquiring Person, or if certain other events occur involving an Acquiring Person, each Right (if not previously exercised) would entitle the holder to purchase $200 in market value of the Acquiring Person's stock (or, in certain events, the stock of another company) for $100.

  In addition, if a Separation Date occurs other than as a result of a merger, business combination or other event referred to above and a person or group acquires 20% or more of the outstanding shares of the Common Stock, each Right (if not previously exercised and other than Rights beneficially owned by an Acquiring Person) would entitle the holder to purchase $200 in market value of the Company's Common Stock for $100.

  Prior to the Separation Date, the Rights cannot be transferred apart from the Common Stock and are represented solely by the Common Stock certificates. If the Separation Date occurs, separate certificates representing the Rights will be mailed to holders of the Common Stock as of such date, and the Rights could then begin to trade separately from the Common Stock.

  The Rights are redeemable by the Company at $.05 per Right (the "Redemption Price"), subject to adjustment upon the occurrence of certain events, at any time prior to the occurrence of the Separation Date. The Rights will expire on the earliest of (i) the time at which the Rights are exchanged for Common Stock or Purchase Rights Preferred Stock as described herein, (ii) the time at which the Rights are redeemed as described herein, and (iii) the close of business on March 7, 2004.

  The Rights do not have any voting rights and are not entitled to dividends. The terms of the Rights may be amended without the consent of the holders, provided the amendment does not adversely affect the interests of the holders.

  Each share of Purchase Rights Preferred Stock will have a liquidation preference of $200,000 ($200 for every one/one-thousandth of a share of Purchase Rights Preferred Stock) and have a dividend rate equal to the dividends on 1,000 shares of Common Stock. The Purchase Rights Preferred Stock will have no sinking fund, but is redeemable at the option of the Company two years after the Separation Date at the liquidation preference per share. The Purchase Rights Preferred Stock will have certain limited voting rights.

  The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to an Acquiring Person if it attempts to merge with, or engage in certain other transactions with, the Company. The Rights should not, however, interfere with any merger or other business combination approved by the Company's Board of Directors prior to the occurrence of a Separation Date because the Rights may be redeemed prior to such time.

  The foregoing description of the Rights is qualified in its entirety by reference to the complete terms of the Rights as set forth in the Rights Agreement, dated as of December 10, 1985, and amended as of June 13, 1989, April 30, 1993, and March 8, 1994 (as amended, the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. A copy of the Rights Agreement can be obtained as described under "Available Information" or upon written request to the Rights Agent, The Bank of New York, 101 Barclay Street, New York, New York 10007,
Attention: Shareholder Relations Department-11th Floor.

                             VALIDITY OF SECURITIES

  The validity of the Securities will be passed upon for the Company by Paul A. Immerman, Senior Counsel of The Bank of New York and for the underwriters by Milbank, Tweed, Hadley & McCloy, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company and its subsidiaries, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of National Community Banks, Inc. and its subsidiary for the year ended December 31, 1992, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto which has been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                              PLAN OF DISTRIBUTION

  The Company may sell Securities to or through underwriters, acting as principals for their own accounts or as agents, and also may sell Securities directly to other purchasers. If one or more underwriters are utilized in the sale of Securities, the Company will execute an underwriting agreement with such underwriters setting forth, among other things, certain terms of the sale and offering.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement describes the method of distribution of the Offered Securities.

  In connection with the sale of Securities, underwriters and agents may receive compensation both from the Company, in the form of discounts, concessions or commissions, and from purchasers of Securities for whom they may act as agents. The underwriters and agents that participate in the distribution of Securities and, in certain cases, direct purchasers from the Company, may be deemed to be "underwriters" within the meaning of, and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under, the Securities Act. Any such underwriters will be identified and any such compensation will be described in the Prospectus Supplement.

  Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against or in respect of certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments required to be made in respect thereof.

  Certain of the underwriters and their associates may be customers of, including borrowers from, engage in transactions with, and perform services for, the Company, the Bank and other subsidiaries of the Company in the ordinary course of business.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

   SEC Registration Fee............................................. $  362,069
   Printing and Engraving Expenses..................................     25,000
   Rating Fee.......................................................    625,000
   Accounting Fees and Expenses.....................................     15,000
   Legal Fees and Expenses..........................................      5,000
   Blue Sky Fees and Expenses.......................................      4,000
   Trustees' Fees and Expenses......................................      7,500
   Miscellaneous Expenses...........................................      6,431
                                                                     ----------
       Total........................................................ $1,050,000
                                                                     ==========

--------
* All expenses except the SEC Registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The By-laws of the Registrant (Section 7.1) provide the following:

  Except to the extent expressly prohibited by the New York Business Corporation Law, the Company shall indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Company or serves or served at the request of the Company any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein; provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person established that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition.

  The Company may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled; provided, however, that such person shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

  Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

  Anything in these By-laws to the contrary notwithstanding, no elimination of this By-law, and no amendment to this By-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder, shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this By-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

  The Company shall not, except by elimination of or amendment to this By-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this By-law. The indemnification of any person provided by this By-law shall continue after such person has ceased to be a director or officer of the Company and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

  The Company is authorized to enter into agreements with any of its directors or officers extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this By-law, it being expressly recognized hereby that all directors or officers of the Company by serving as such after the adoption hereof, are acting in reliance hereon and that the Company is estopped to contend otherwise.

  In case any provision in this By-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Company to afford indemnification and advancement of expenses to its directors and officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

  For purposes of this By-law, the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to any employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this By-law, the term "Company" shall include any legal successor to the Company, including any corporation which acquires all or substantially all of the assets of the Company in one or more transactions.

  A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in the first paragraph of this By-law shall be indemnified as authorized in such paragraph. Except as provided in the preceding sentence and unless ordered by a court, indemnification under this By-law shall be made by the Company if, and only if, authorized in the specific case:

    (1) By the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in the first paragraph of this By-law, or,

    (2) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

      (a) by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the standard of conduct set forth in the first paragraph of this By-law has been met by such director or officer; or

      (b) by the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such paragraph.

  If any action with respect to indemnification of directors and officers is taken by way of amendment of these By-laws, resolution of directors, or by agreement, the Company shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

  With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful.

  In addition, the Registrant maintains a directors' and officers' liability insurance policy.

ITEM 16. EXHIBITS.

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
    (1.1)      --Form of Underwriting Agreement for Debt Securities,
                incorporated by reference to Exhibit (1.1) to the registrant's
                Registration Statement on Form S-3 (No. 33-51984).
    (1.2)      --Form of Underwriting Agreement for Preferred Stock, Class A
                Preferred Stock and Depositary Shares, incorporated by
                reference to Exhibit (1.2) to the registrant's Registration
                Statement on Form S-3 (No. 33-51984).
    (3.1)      --Restated Certificate of Incorporation of the registrant, incorporated by reference to Exhibit 4 to the registrant's
                Quarterly Report on Form 10-Q, filed November 10, 1994 (File
                No. 1-6152).
    (3.2)      --By-laws of the registrant, incorporated by reference to
                Exhibit 3(a) to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1987 (File No. 1-6152).
    (4.1)      --Rights Agreement, including form of Preferred Stock Purchase
                Right, dated as of December 10, 1985, between The Bank of New
                York Company, Inc. and The Bank of New York, as Rights Agent,
                incorporated by reference to the registrant's Registration
                Statement on Form 8-A, dated December 18, 1985 (File No. 1-
                6152).
    (4.2)      --First Amendment, dated as of June 13, 1989, to the Rights
                Agreement, dated as of December 10, 1985, between The Bank of
                New York Company, Inc. and The Bank of New York, as Rights
                Agent, incorporated by reference to the amendment on Form 8, dated June 14, 1989, to the registrant's Registration Statement on Form
                8-A, dated December 18, 1985 (File No. 1-6152).
    (4.3)      --Second Amendment, dated as of April 30, 1993, to the Rights
                Agreement, dated as of December 10, 1985, as amended, between
                The Bank of New York Company, Inc. and The Bank of New York, as
                Rights Agent, incorporated by reference to the amendment on
                Form 8-A/A, filed May 3, 1993, to the registrant's Registration
                Statement on Form 8-A, dated December 18, 1985 (File No. 1-
                6152).
    (4.4)      --Third Amendment, dated as of March 8, 1994, to the Rights
                Agreement, dated as of December 10, 1985, as amended between
                The Bank of New York Company, Inc. and The Bank of New York, as
                Rights Agent, incorporated by reference to Exhibit 4(a) to the registrant's Current Report on Form 8-K filed March 8, 1994
                (File 1-6152).
    (4.5)      --Specimen of Certificate for the registrant's Common Stock, incorporated herein by reference to Exhibit 4.4 to the
                registrant's Registration Statement on Form S-8, dated January
                29, 1993 (No. 33-57670).
    (4.6)      --Senior Indenture, dated as of July 18, 1991, between The Bank of New York Company, Inc. and Bankers Trust Company, as
                Trustee, incorporated herein by reference to Exhibit (4.4) to the registrant's Registration Statement on Form S-3 (No. 33-
                51984).

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
      (4.7)    --Form of Subordinated Indenture, dated as of October 1, 1993, between The Bank of New York Company, Inc. and NationsBank of
                Georgia, National Association, incorporated herein by reference to Exhibit (4.11) to the Registrant's Registration Statement on
                Form S-3 (No. 33-50333).
      (4.8)    --Form of Deposit Agreement, incorporated herein by reference to
                Exhibit (4.6) to Amendment No. 1 to the registrant's
                Registration Statement on Form S-3 (No. 33-51984).
      (4.9)    --Form of Depositary Receipt (included in Exhibit (4.10)).
      (5.1)    --Opinion of Paul A. Immerman.*
     (12.1)    --Computation of Ratio of Earnings to Fixed Charges and Ratio of
                Earnings to Combined Fixed Charges and Preferred Stock Dividend
                Requirements.
     (23.1)    --Consent of Deloitte & Touche LLP.*
     (23.2)    --Consent of Arthur Andersen LLP.*
     (23.3)    --Consent of Paul A. Immerman (included in Exhibit (5.1)).
     (24)      --Powers of Attorney.*
     (25.1)    --Form T-1 Statement of Eligibility under the Trust Indenture
                Act of 1939 of Bankers Trust Company.*
     (25.2)    --Form T-1 Statement of Eligibility under the Trust Indenture
                Act of 1939 of NationsBank of Georgia, National Association.*

--------

* Previously filed.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1) (i) and (a)(1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON OCTOBER 17, 1995.

                                          The Bank of New York Company, Inc.

                                                  /s/ Deno D. Papageorge
                                          By__________________________________
                                                (DENO D. PAPAGEORGE, SENIOR
                                                 EXECUTIVE VICE PRESIDENT)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 17, 1995.

              SIGNATURE                                   TITLE

         /s/ J. Carter Bacot              Chairman, Chief Executive Officer
-------------------------------------      (Principal Executive Officer) and
          (J. CARTER BACOT)                Director

       /s/ Deno D. Papageorge             Senior Executive Vice President
-------------------------------------      (Principal Financial Officer)
        (DENO D. PAPAGEORGE)

        /s/ Robert E. Keilman             Comptroller (Principal Accounting
-------------------------------------      Officer)
         (ROBERT E. KEILMAN)

                  *                       Director
-------------------------------------
           (RICHARD BARTH)

                  *                       Director
-------------------------------------
       (FRANK J. BIONDI, JR.)

                  *                       Director
-------------------------------------
         (WILLIAM R. CHANEY)

                  *                       Vice Chairman and Director
-------------------------------------
        (SAMUEL F. CHEVALIER)

             SIGNATURE                                  TITLE
             ---------                                  -----

                 *                                     Director
------------------------------------
        (ANTHONY P. GAMMIE)

                 *                                     Director
------------------------------------
         (RALPH E. GOMORY)

                 *                                Vice Chairman and Director
------------------------------------
         (ALAN R. GRIFFITH)

                 *                                     Director
------------------------------------
     (EDWARD L. HENNESSY, JR.)

                 *                                     Director
------------------------------------
          (JOHN C. MALONE)

                 *                                     Director
------------------------------------
         (DONALD L. MILLER)

                 *                                     Director
------------------------------------
        (H. BARCLAY MORLEY)

                 *                                     Director
------------------------------------
          (MARTHA T. MUSE)

                 *                                     Director
------------------------------------
        (CATHERINE A. REIN)

                 *                                 President and Director
------------------------------------
         (THOMAS A. RENYI)

              SIGNATURE                                   TITLE
              ---------                                   -----

                  *                                     Director
-------------------------------------
          (HAROLD E. SELLS)

                  *                                     Director
-------------------------------------
         (W. S. WHITE, JR.)
--------

* Deno D. Papageorge, by signing his name hereto on October 17, 1995 does hereby sign this document on behalf of each of the indicated directors of the registrant pursuant to powers of attorney duly executed by such persons.

       /s/ Deno D. Papageorge
--------------------------------------
(DENO D. PAPAGEORGE, ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
  (1.1)      --Form of Underwriting Agreement for Debt Securities,
              incorporated by reference to Exhibit (1.1) to the
              registrant's Registration Statement on Form S-3 (No.
              33-51984).
  (1.2)      --Form of Underwriting Agreement for Preferred Stock,
              Class A Preferred Stock and Depositary Shares,
              incorporated by reference to Exhibit (1.2) to the
              registrant's Registration Statement on Form S-3 (No.
              33-51984).
  (3.1)      --Restated Certificate of Incorporation of the
              registrant, incorporated by reference to Exhibit 4 to
              the registrant's Quarterly Report on Form 10-Q, filed
              November 10, 1994 (File No. 1-6152).
  (3.2)      --By-laws of the registrant, incorporated by reference
              to Exhibit 3(a) to the registrant's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1987
              (File No. 1-6152).
  (4.1)      --Rights Agreement, including form of Preferred Stock
              Purchase Right, dated as of December 10, 1985, between
              The Bank of New York Company, Inc. and The Bank of New
              York, as Rights Agent, incorporated by reference to
              the registrant's Registration Statement on Form 8-A,
              dated December 18, 1985 (File No. 1-6152).
  (4.2)      --First Amendment, dated as of June 13, 1989, to the
              Rights Agreement, dated as of December 10, 1985,
              between The Bank of New York Company, Inc. and The
              Bank of New York, as Rights Agent, incorporated by
              reference to the amendment on Form 8, dated June 14,
              1989, to the registrant's Registration Statement on
              Form
              8-A, dated December 18, 1985 (File No. 1-6152).
  (4.3)      --Second Amendment, dated as of April 30, 1993, to the
              Rights Agreement, dated as of December 10, 1985, as
              amended, between The Bank of New York Company, Inc.
              and The Bank of New York, as Rights Agent,
              incorporated by reference to the amendment on Form 8-
              A/A, filed May 3, 1993, to the registrant's
              Registration Statement on Form 8-A, dated December 18,
              1985 (File No. 1-6152).
  (4.4)      --Third Amendment, dated as of March 8, 1994, to the
              Rights Agreement, dated as of December 10, 1985, as
              amended, between The Bank of New York Company, Inc.
              and The Bank of New York, as Rights Agent,
              incorporated by reference to the amendment on Form 8-
              A/A, filed March 23, 1994, to the registrant's
              Registration Statement on Form 8-A, dated December 18,
              1985 (File 1-6152).
  (4.5)      --Specimen of Certificate for the registrant's Common
              Stock, incorporated herein by reference to Exhibit 4.4
              to the registrant's Registration Statement on Form S-
              8, dated January 29, 1993 (No. 33-57670).
  (4.6)      --Senior Indenture, dated as of July 18, 1991, between
              The Bank of New York Company, Inc. and Bankers Trust
              Company, as Trustee, incorporated herein by reference
              to Exhibit (4.4) to the registrant's Registration
              Statement on Form S-3 (No. 33-51984).
  (4.7)      --Form of Subordinated Indenture, dated as of October
              1, 1993, between The Bank of New York Company, Inc.
              and NationsBank of Georgia, National Association,
              incorporated herein by reference to Exhibit (4.11) to
              the Registrant's Registration Statement on Form S-3
              (No. 33-50333).

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
    (4.8)    --Form of Deposit Agreement, incorporated herein by
              reference to Exhibit (4.6) to Amendment No. 1 to the
              registrant's Registration Statement on Form S-3 (No.
              33-51984).
    (4.9)    --Form of Depositary Receipt (included in Exhibit
              (4.10)).
    (5.1)    --Opinion of Paul A. Immerman.*
   (12.1)    --Computation of Ratio of Earnings to Fixed Charges and
              Ratio of Earnings to Combined Fixed Charges and
              Preferred Stock Dividend Requirements.
   (23.1)    --Consent of Deloitte & Touche LLP.*
   (23.2)    --Consent of Arthur Andersen LLP.*
   (23.3)    --Consent of Paul A. Immerman (included in Exhibit
              (5.1)).
   (24)      --Powers of Attorney.*
   (25.1)    --Form T-1 Statement of Eligibility under the Trust
              Indenture Act of 1939 of Bankers Trust Company.*
   (25.2)    --Form T-1 Statement of Eligibility under the Trust
              Indenture Act of 1939 of NationsBank of Georgia,
              National Association.*

--------

* Previously filed.